Exhibit 99.1

Chimerix Appoints W. Garrett Nichols, MD, MS as Chief Medical Officer

-	Essy Mozaffari, PharmD, MPH, MBA appointed Vice President, Market Access and Reimbursement

-	Odin Naderer, PharmD, appointed Vice President, Clinical Pharmacology and Translational Medicine

DURHAM, N.C., September 4, 2014 -- Chimerix, Inc. (Nasdaq:CMRX), a biopharmaceutical company developing novel, oral antivirals, today announced the appointment of W. Garrett Nichols, MD, MS as Chief Medical Officer, Essy Mozaffari, PharmD, MPH, MBA, as Vice President of Market Access and Reimbursement, and Odin Naderer, PharmD, as Vice President of Clinical Pharmacology and Translational Medicine.

M. Michelle Berrey, MD, MPH, President and CEO, said, “We are pleased to welcome three new Chimerix team members whose talents and experience complement the critical skills that have enabled us to progress to Phase 3 development for brincidofovir. As we prepare for regulatory submission, Dr. Garrett Nichols brings a depth of research in cytomegalovirus (CMV) in the transplant setting, leadership of multiple antiviral development programs, and recent market approvals in the US and EU. Essy Mozaffari brings scientific, financial, and analytic skills to Chimerix as we prepare for the brincidofovir launch across multiple indications and multiple markets. Odin Naderer’s expertise in clinical pharmacology will play a key role in a successful brincidofovir regulatory submission, and his early development and translational medicine experience will allow us to explore additional therapeutic applications for brincidofovir as well as potential new compounds progressing into early phase development.”

As Chief Medical Officer, Dr. Nichols will lead the company’s clinical development and pharmacovigilance programs, initially focused on brincidofovir and expanding with additional candidate molecules in 2015. The brincidofovir clinical development program is focused on the Phase 3 SUPPRESS trial for the prevention of CMV in hematopoietic cell (HCT) transplant recipients and the Phase 3 AdVise trial for the treatment of adenovirus infection. Additional trials of brincidofovir targeting other clinically significant viral infections or their consequences are planned to initiate in the second half of 2014 and early 2015. Dr. Nichols joins Chimerix from ViiV Healthcare, where he was the Head of Global Development; prior to his tenure at ViiV, Dr. Nichols spent ten years at GlaxoSmithKline leading multiple global antiviral programs in the United States and Europe, including the development and regulatory submissions to the FDA and EMA for the approval of Tivicay and the recent FDA approval of Triumeq. Dr. Nichols spent four years on the faculty of the Fred Hutchinson Cancer Research Center in Seattle, WA, where he was the principal investigator on NIH-funded grants exploring the prevention and treatment of CMV and respiratory virus infections in HCT recipients. Dr. Nichols received his M.D. from Duke University and earned an M.S. in Epidemiology from the University of Washington, where he completed a Fellowship in Infectious Diseases.

Essy Mozaffari, PharmD, MPH, MBA, brings over 20 years of experience in the healthcare industry, focused on integrating medical, marketing, and market access disciplines. His expertise in understanding complex reimbursement issues around the globe will be instrumental to securing broad access for brincidofovir and future compounds. Dr. Mozaffari joins Chimerix from Sanofi, where he most recently served as Senior Director, Global Diabetes Market Access, Global Diabetes Commercial Operations. Preceding that role he was the Senior Director of Evidence Based Medicine for US Medical Affairs from 2005 to 2011. Prior to joining Sanofi, Dr. Mozaffari was Director, Therapeutic Area Lead Cardiovascular World Outcomes Research, Global Medical Affairs at Pfizer, and Senior Associate Director, Global Health Outcomes at Pharmacia Corporation. Dr. Mozaffari received his PharmD from the University of California at San Francisco, his Master of Public Health from the University of Washington, and an MBA from Rutgers University.

CHIMERIX, INC. 2505 Meridian Parkway, #340 Durham, NC 27713	1	Tel: (919) 806-1074 Fax: (919) 806-1146

Odin Naderer brings over 15 years ofclinical pharmacology and development leadership experience in the area of infectious diseases. Dr. Naderer joins Chimerix from GlaxoSmithKline where he served most recently as Medicine Development Leader and Senior Scientific Director, Infectious Diseases. He previously served as Clinical Pharmacologist in The Antiviral Clinical Pharmacology/Discovery Medicine and Senior Clinical Research Scientist in HIV and Opportunistic Infections. Dr. Naderer has also served most recently as the EFPIA Coordinator for the IMI funded New Drugs for Bad Bugs Clinical Trial Consortium (COMBACTE) that is being developed in Europe. Dr. Naderer earned a BS in Nutrition and Medical Dietetics and his PharmD at the University of Illinois at Chicago.

About Chimerix

Chimerix is a biopharmaceutical company dedicated to discovering, developing and commercializing novel, oral antivirals in areas of high unmet medical need. Chimerix’s proprietary technology has given rise to brincidofovir (BCV, CMX001), a clinical-stage nucleotide analog lipid-conjugate, which has demonstrated potent antiviral activity and safety in convenient, orally administered dosing regimens. Chimerix is currently enrolling SUPPRESS, the Phase 3 study of brincidofovir for the prevention of cytomegalovirus (CMV) in hematopoietic cell transplant recipients. In addition, Chimerix is enrolling the pilot portion of the Phase 3 AdVise study of brincidofovir for treatment of adenovirus infection. Chimerix is also working with BARDA to develop brincidofovir as a medical countermeasure against smallpox. For further information, please visit Chimerix’s website, www.chimerix.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in Chimerix’s filings with the Securities and Exchange Commission, including without limitation its most recent Quarterly Report on Form 10-Q, its most recently filed Current Reports on Form 8-K and other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Chimerix undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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CHIMERIX, INC. 2505 Meridian Parkway, #340 Durham, NC 27713	2	Tel: (919) 806-1074 Fax: (919) 806-1146

CHIMERIX CONTACT:

Joseph T. Schepers

Executive Director, Investor Relations and Corporate Communications

ir@chimerix.com

919-287-412

CHIMERIX, INC. 2505 Meridian Parkway, #340 Durham, NC 27713	3	Tel: (919) 806-1074 Fax: (919) 806-1146